Exhibit 99.1

Perry Ellis International Reports Second Quarter Fiscal 2014 Results

•	Total revenue increased by 1.1% to $211.7 million compared to $209.4 in prior year

•	GAAP loss per share of $0.19

•	Adjusted loss per share of $0.15, in line with Company guidance

•	Improvements in Rafaella and Perry Ellis collection businesses beginning to take hold

•	Company maintains full fiscal 2014 adjusted EPS guidance in a range of $1.50 - $1.60. Company expects fiscal 2014 revenue to increase in a range of 2%-3% as compared to prior year

Perry Ellis International (NASDAQ:PERY) today reported results for the second quarter and first six months ended August 3, 2013 (“second quarter of fiscal 2014”).

Second Quarter Results from Operations

Total revenue increased 1.1% to $211.7 million compared to $209.4 million in the quarter ended July 28, 2012 (“second quarter of fiscal 2013”) and in line with Company guidance for a low single digit increase. The Company experienced revenue increases in its Rafaella women’s sportswear and Perry Ellis mens wear collections driven by its product and assortment initiatives. In addition, revenues rose in Nike swim as well as in licensing. These increases were partially offset by a decrease in direct to consumer revenue and the anticipated reduction in men’s classification private label bottoms revenue.

Oscar Feldenkreis, President and Chief Operating Officer, commented, “We are seeing solid progress in our Perry Ellis and Rafaella collection businesses, which is encouraging as we move into the second half of the year. We are pleased with the strength of our brands and their growing lifestyle appeal, which is best evidenced by our licensing revenue increase of 14% for the period. While performance in direct to consumer was disappointing, our inventory and assortments are well positioned moving into the fall and have seen a positive improvement for the month to date.”

Gross margin decreased by 70 basis points to 32.4% compared to 33.1% last year primarily due to a mix shift away from higher margin direct to consumer and mid-tier channel revenues. This impact was partially offset by margin improvement in the Company’s collection businesses driven by improved product performance at retail.

Selling, general and administrative (“SG&A”) expenses totaled $66.5 million compared to $66.1 million in the second quarter of fiscal 2013. Second quarter fiscal 2014 included $836,000 of costs associated with the Company’s New York City office consolidation efforts. In the second quarter of fiscal 2013, SG&A included $3.5 million in costs associated with the Company’s strategic initiatives.

As reported under generally accepted accounting principles (“GAAP”), the net loss for the second quarter of fiscal 2014 was $2.8 million, or $0.19 per share. This compares to a net loss of $2.4 million, or $0.17 per share, in the second quarter of fiscal 2013.

Adjusting for the costs associated with strategic initiatives, the adjusted loss per share was $0.15 for the second quarter of fiscal 2014 and compared to an adjusted profit per share of $0.01 in the second quarter of fiscal 2013. (See attached reconciliation “Table 1”)

Adjusted EBITDA for the second quarter totaled $2.9 million or 1.4% of revenue. (See attached reconciliation “Table 2”)

First Half Operations Review

For the six months ended August 3, 2013 (“first half of fiscal 2014”) total revenues were essentially flat at $474.0 million compared to $475.0 million for the six months ended July 28, 2012 (“first half of fiscal 2012”) and in line with Company guidance. Revenue rose in golf lifestyle apparel, Nike swim and men’s accessories. These increases were offset by declines in the Company’s direct to consumer segment, as well as from the anticipated reductions in men’s classification private label bottoms revenue.

Adjusted EBITDA totaled $22.9 million or 4.8% of revenue. (See attached reconciliation “Table 2”)

Net income was $8.5 million, or $0.55 per fully diluted share, compared to $7.2 million, or $0.47 per fully diluted share, in the first half of fiscal 2013.

Adjusting for the costs associated with strategic initiatives, adjusted earnings per fully diluted share for the first half of fiscal 2014 was $0.44 compared to adjusted earnings per fully diluted share of $0.70 in the first half of fiscal 2013. (See attached reconciliation “Table 1”)

Balance Sheet Update

George Feldenkreis, Chairman and CEO of Perry Ellis International commented, “We believe that our excellent financial position and the strength of our operating platform provide us with the foundation to capitalize on our improved sportswear offering and maximize sales opportunities across multiple distribution channels around the globe. We are confident that the focus and disciplined management of our balance sheet will provide support for continued growth in our core competencies.”

The Company ended the quarter with $59 million in cash and cash equivalents and full availability under its senior credit facility. Inventories at quarter end totaled $178.9 million, as compared to $183.1 million at February 2, 2013 and $164.7 as of July 28, 2012. As a result of the disciplined management of inventory, the Company ended the period with a net debt to total capitalization of approximately 23%, which continues to keep it in excellent shape.

Fiscal 2014 Guidance

The Company continues to maintain its outlook for the full fiscal year expecting diluted EPS as adjusted in a range of $1.50 to $1.60. Guidance for GAAP earnings per share should be in the range of $1.57 to $1.67. The Company is updating its revenue outlook to reflect an increase of 2% to 3% as compared to its previous outlook for 3% to 5% growth over fiscal 2013. The reduction in expected revenue growth reflects softer sales in the Company’s direct to consumer channel and slower sales growth in the mid-tier distribution channel. Disciplined expense management is expected to offset slightly lower revenue growth.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Ben Hogan®, Centro®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Gotcha®, MCD®, John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist®, Farah®, Anchor Blue®, Miller’s Outpost®, Tahoe River Outfitters®, Original Khaki Company® and Techworks®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Source:

Perry Ellis International

Anita Britt

305-592-2830

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Six Months Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Revenues
Net sales	$204,492	$203,090	$459,976	$462,106
Royalty income	7,213	6,347	14,048	12,854

Total revenues	211,705	209,437	474,024	474,960
Cost of sales	143,159	140,112	316,797	317,895

Gross profit	68,546	69,325	157,227	157,065
Operating expenses
Selling, general and administrative expenses	66,521	66,103	137,190	132,450
Depreciation and amortization	3,010	3,472	5,802	6,890

Total operating expenses	69,531	69,575	142,992	139,340
Gain on sale of long-lived assets	—	—	6,270	—

Operating (loss) income	(985)	(250)	20,505	17,725
Interest expense	3,722	3,513	7,525	7,322

Net (loss) income before income taxes	(4,707)	(3,763)	12,980	10,403
Income tax (benefit) provision	(1,877)	(1,321)	4,490	3,169

Net (loss) income	$(2,830)	$(2,442)	$8,490	$7,234

Net (loss) income, per share
Basic	$(0.19)	$(0.17)	$0.56	$0.49

Diluted	$(0.19)	$(0.17)	$0.55	$0.47

Weighted average number of shares outstanding
Basic	15,112	14,703	15,068	14,672
Diluted	15,112	14,703	15,406	15,265

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	August 3, 2013	February 2, 2013
Assets
Current assets:
Cash and cash equivalents	$58,757	$54,957
Accounts receivable, net	140,498	174,484
Inventories	178,872	183,127
Other current assets	28,861	30,536

Total current assets	406,988	443,104

Property and equipment, net	59,727	50,749
Intangible assets, net	246,212	246,681
Goodwill	13,794	13,794
Other assets	8,362	8,801

Total assets	$735,083	$763,129

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$98,658	$132,028
Accrued expenses and other liabilities	23,354	28,595
Accrued interest payable	4,056	4,061
Unearned revenues	5,224	4,647

Total current liabilities	131,292	169,331

Long term liabilities:
Senior subordinated notes payable, net	150,000	150,000
Real estate mortgages	23,774	24,202
Deferred pension obligation	13,179	14,686
Unearned revenues and other long-term liabilities	35,265	33,670

Total long-term liabilities	222,218	222,558

Total liabilities	353,510	391,889

Equity

Total equity	381,573	371,240

Total liabilities and equity	$735,083	$763,129

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of the three and six months ended August 3, 2013 and July 28, 2012 net (loss) income and diluted (loss) earnings per share to adjusted net (loss) income and adjusted diluted (loss) earnings per share.

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended		Six Months Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net (loss) income	$(2,830)	$(2,442)	$8,490	$7,234
Plus:
Costs on exited brands	—	830	—	1,845
Costs of streamlining and consolidation of operations, and other strategic initiatives	836	970	2,865	1,461
Costs of voluntary retirement	—	2,420	—	2,420
Less:
Gain on sale of long-lived assets	—	—	(6,270)	—
Tax benefit	(319)	(1,612)	2,127	(2,187)

Net (loss) income, as adjusted	$(2,313)	$166	$7,212	$10,773

	Years Ended		Years Ended
	May 4, 2013	April 28, 2012	May 4, 2013	April 28, 2012
Net (loss) income per share, diluted	$(0.19)	$(0.17)	$0.55	$0.47

Net per share impairment on long-lived assets	—	—	—	—
Net per share costs on exited brands	—	0.04	—	0.07
Net per share costs of streamlining and consolidation of operations, and other strategic initiatives	0.04	0.04	0.14	0.06
Net per share costs of voluntary retirement	—	0.10	—	0.10
Net per share gain on sale of long-lived assets	—	—	(0.22)	—
Adjustment for using diluted share count (1)	—	—	—	—

Adjusted net (loss) income per share, diluted	$(0.15)	$0.01	$0.47	$0.70

(1)	The calculation of diluted shares for the purpose of generating GAAP EPS does not include any antidilutive items (options, SARs and restricted stock) that would result in a lower loss per share. Since the non-GAAP adjustments would result in projected adjusted net income, these items would become dilutive to EPS. This adjustment represents the impact of including these dilutive items in the calculation of diluted shares for generating the adjusted EPS.

“Adjusted net (loss) income per share, diluted” consists of “net (loss) income per share, diluted” adjusted for the impact of the costs on exited brands, costs of streamlining and consolidation of operations, and other strategic initiatives, and gain on sale of long-lived assets. These costs and gain are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Six Months Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net (loss) income	$(2,830)	$(2,442)	$8,490	$7,234
Plus:
Depreciation and amortization	3,010	3,472	5,802	6,890
Interest expense	3,722	3,513	7,525	7,322
Income tax (benefit) provision	(1,877)	(1,321)	4,490	3,169

EBITDA	2,025	3,222	26,307	24,615

Costs on exited brands	—	830	—	1,845
Costs of streamlining and consolidation of operations, and other strategic initiatives	836	970	2,865	1,461
Costs of voluntary retirement	—	2,420	—	2,420
Gain on sale of long-lived assets	—	—	(6,270)	—

EBITDA, as adjusted	$2,861	$7,442	$22,902	$30,341

Gross profit	$68,546	$69,325	$157,227	$157,065
Less:
Selling, general and administrative expenses	(66,521)	(66,103)	(137,190)	(132,450)
Plus:
Costs on exited brands	—	830	—	1,845
Costs of streamlining and consolidation of operations, and other strategic initiatives	836	970	2,865	1,461
Costs of voluntary retirement	—	2,420	—	2,420

EBITDA, as adjusted	2,861	7,442	22,902	30,341

Total revenues	$211,705	$209,437	$474,024	$474,960
EBITDA margin percentage of revenues	1.4%	3.6%	4.8%	6.4%

(1)	Adjusted EBITDA consists of (loss) earnings before interest, taxes, depreciation, amortization, costs on exited brands, costs of streamlining and consolidation of operations, and other strategic initiatives, as well as the gain on sale of long-lived assets. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.